EXHIBIT 10.5

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                                  June 26, 2000



Mr. David Lawi
3 Ramapo Trail
Harrison, New York 10528

     Re: Promissory Note dated October 2, 1998 in the original amount of $773,437.50

Dear Mr. Lawi,

     On the date hereof, the Company has entered into an Employment Agreement Amendment No. 2 (the "Employment Agreement Amendment") with you pursuant to which we have agreed to change the payment terms of that certain promissory note (the "Note") dated October 2, 1998 in the original amount of $773,437.50 made by you payable to the order of Seitel, Inc. (the "Company") as set forth herein. Also pursuant to the Employment Agreement Amendment, we have agreed to release the existing security for the Note (75,000 shares of common stock of the Company) and to take in exchange for such security a contractual right of setoff as described in Section 8 of the Employment Agreement Amendment. As of the date hereof, the balance due on the Note was $665,778 (including interest accrued to such date). This letter will serve as the formal amendment of the payment terms of the Note and the release of such pledged stock as security for the Note.

     Upon your acceptance of the terms of this letter, the payment terms of the Note shall be as follows:

          $65,778 of principal and all accrued and unpaid interest shall be due and payable to the Company on January 2, 2001;

          A payment of all accrued and unpaid interest shall be due and payable on January 2, 2002;

          $400,000 of principal and all accrued and unpaid interest shall be due and payable to the Company on January 2, 2003; and

          The Note shall mature on January 2, 2004, when the entire balance of principal and accrued and unpaid interest shall be due and payable.

     You hereby reaffirm the contractual right of offset set forth in Section 8 of the Employment Agreement Amendment, and agree that the Company may withhold from amounts due to you under your employment agreement all amounts due under the Note.

     Upon your acceptance of the terms of this letter, the Company will release the pledge of the 75,000 shares of Company common stock evidenced by the Pledge Agreement dated October 2, 1998 previously granted as security for the Note. The Company will promptly deliver the original share certificate evidencing such shares to you.

     Except as amended hereby, all of the provisions of the Note shall remain in full force and effect.

     Please sign a copy of this letter in the space provided and return the original signed copy to the Company to evidence your agreement to the terms set forth in this letter.

                                                  Seitel, Inc.

                                                  By: /s/ Paul A. Frame
                                                     ---------------------------
                                                     Paul A. Frame, President
Accepted and Agreed this 26th day of June, 2000

 /s/ David S. Lawi
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   DAVID S. LAWI